ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 00002367086-02
Ross Miller Secretary of State State of Nevada	Filing Date and Time 07/22/2009 2:00 PM Entity Number C1603-2005

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

China Shoe Holdings, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article I, the name of the corporation has been changed as follows:

The name of this corporation is Eatware, Inc.

Article IV, capitalization of the corporation has been changed to increase the authorized shares of common stock to 2,500,000,000 shares. Article IV has further been changed to affect a 1:70 reverse stock split of the shares of common stock issued and outstanding.

The full text of the new articles is attached hereto as Annex A.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 76.41%

4. Effective date of filing: (optional) 7/20/09

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

ANNEX A

ARTICLE I
NAME

The name of this corporation is Eatware, Inc.

ARTICLE IV
CAPITALIZATION

The Corporation is authorized to issue two classes of stock. One class of stock shall be Common Stock, par value $0.001. The second class of stock shall be Preferred Stock, par value $0.001. The Preferred Stock, or any series thereof, shall have such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the matter in which such facts shall operate upon such designations, preferences, rights and qualifications; limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors. The outstanding shares of Common Stock shall be reverse split on a one-for-seventy basis, effective as of the filing date of this Certificate of Amendment. The number of authorized, but unissued shares and the par value per share shall not be affected by the reverse stock split. As of May 31, 2009, the Corporation had 1,990,759,517 shares of Common Stock issued and outstanding prior to the reverse split.

The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of each class of stock are as follows:

Class	Par Value	Authorized Shares
Common	$0.001	2,500,000,000
Preferred	$0.001	10,000,000
	Total:	2,510,000,000

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	00002367087-13
	Filing Date and Time 07/22/2009 2:00 PM
	Entity Number C1603-2005

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations

1. Name of corporation:

China Shoe Holdings, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

2,000,000,000 Shares of Common Stock, $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

2,500,000,000 Shares of Common Stock, $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The outstanding shares of Common Stock shall be reverse split on a one-for-seventy basis

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

No fractional shares shall be issued.

7. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X

Signature of Officer

Chief Executive Officer

Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Split Revised: 7-1-08

NV101 - 03/04/2009 C T System Online